Exhibit 10.12

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

This Confidentiality and Non-Competition Agreement (this “Agreement”) is entered into as of January 1, 2008, by and between Verso Paper Holdings LLC, a Delaware limited liability company (“Verso Paper”), and Robert P. Mundy (“Employee”), to allow Employee to have access to certain valuable competitive information and business relationships of Verso Paper while also providing protection for such information and relationships.

WHEREAS, Verso Paper is willing to employ Employee in the position of Senior Vice President, Chief Financial Officer and Assistant Secretary, and Employee is willing to accept such employment upon the terms and conditions set forth herein; and,

WHEREAS, Verso Paper is willing to provide Employee with certain benefits, as set forth herein, even after the employment relationship with Employee has ended in order to protect its valuable competitive information and business relationships; and

WHEREAS, after having ample opportunity to discuss, negotiate, and revise as necessary, the parties are willing to enter into this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the terms:

(a) “Protected Information” shall mean all information, documents or materials, owned, developed or possessed by Verso Paper or any employee while in the employ of Verso Paper, whether in tangible or intangible form, which (i) Verso Paper takes reasonable measures to maintain in secrecy, and (ii) pertains in any manner to Verso Paper’s business, including but not limited to Research and Development (as defined below); customers or prospective customers, targeted national accounts, or strategies or data for identifying and satisfying their needs; present or prospective business relationships; present, short term, or long term strategic plans; acquisition candidates; plans for corporate restructuring; products under consideration or development; cost, margin or profit information; data from which any of the foregoing types of information could be derived; human resources (including compensation information and internal evaluations of the performance, capability and potential of Verso Paper employees); business methods, data bases and computer programs. The fact that individual elements of the information that constitutes Protected Information may be generally known does not prevent an integrated compilation of information, whether or not reduced to writing, from being Protected Information if that integrated whole is not generally known.

(b) “Research and Development” shall include, but not be limited to (i) all short term and long term basic, applied and developmental research and technical assistance and specialized research support of customers or active prospects, targeted national accounts, of Verso Paper operating divisions; (ii) information relating to manufacturing and converting processes, methods, techniques and equipment and the improvements and innovations relating to same; quality control procedures and equipment; identification, selection, generation and propagation of tree species having improved characteristics; forest resource management; innovation and improvement to manufacturing and converting processes such as shipping, pulping bleaching chemical recovery papermaking, coating and calendaring processes and in equipment for use in such processes; reduction and remediation of environmental discharges; minimization or elimination of solid and liquid waste; use and optimization of raw materials in manufacturing processes; recycling and manufacture paper products; recycling of other paper or pulp products; energy conservation; computer software and application of computer controls to manufacturing and quality control operations and to inventory control; radio frequency identification and its use in paper and packaging products; and product process improvement development or evaluation; and (iii) information about methods, techniques, products equipment, and processes which Verso Paper has learned do not work or do not provide beneficial results (“negative know-how”) as well as those which do work which provide beneficial results.

(c) “Unauthorized” shall mean (i) in contravention of Verso Paper’s policies or procedures; (ii) otherwise inconsistent with Verso Paper’s measures to protect its interests in the Protected Information; (iii) in contravention of any lawful instruction or directive, either written or oral, of an Verso Paper employee empowered to issue such instruction or directive; (iv) in contravention of any duty existing under law or contract; or (v) to the detriment of Verso Paper.

2. Confidentiality.

(a) Employee acknowledges and agrees that by reason of employment with Verso Paper as a senior level executive in the position of Senior Vice President, Chief Financial Officer and Assistant Secretary, Employee has been and will be entrusted with Protected Information and may develop Protected Information, that such information is valuable and useful to Verso Paper, that it would also be valuable and useful to competitors and others who do not know it and that such information constitutes confidential and proprietary trade secrets of Verso Paper. While an employee or consultant of Verso Paper, or at any time thereafter, regardless of the reasons for leaving Verso Paper, Employee agrees not to use or disclose, directly or indirectly, any Protected Information in an Unauthorized manner or for any Unauthorized purpose unless such information shall have become generally known in the relevant industry or independently developed with no assistance from Employee. Further, promptly upon termination, for any reason, of Employee’s employment with Verso Paper or upon the request of Verso Paper Employee agrees to deliver to Verso Paper all property and materials and copies thereof within Employee’s possession or control which belong to Verso Paper or which contain Protected Information and to permanently delete upon Verso Paper’s request all Protected Information from any computers or other electronic storage media Employee owns or uses.

(b) While an employee of Verso Paper and after termination of Employee’s employment with Verso Paper for any reason, Employee agrees not to take any actions which would constitute or facilitate the Unauthorized use or disclosure of Protected Information, including transmitting or posting such Protected Information on the internet, anonymously or otherwise. Employee further agrees to take all reasonable measures to prevent the Unauthorized use and disclosure of Protected Information and to prevent Unauthorized persons or entities from obtaining or using Protected Information.

(c) If Employee becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, investigation, demand, order or similar process) to disclose any Protected Information, then before any such disclosure may be made, Employee shall immediately notify Verso Paper thereof and, at Verso Paper’s expense, shall consult with Verso Paper on the advisability of taking steps to resist or narrow such request and cooperate with Verso Paper in any attempt to obtain a protective order or other appropriate remedy or assurance that the Protected Information will be afforded confidential treatment. If such protective order or other appropriate remedy is not obtained, Employee shall furnish only that portion of the Protected Information that it is advised by legal counsel is legally required to be furnished.

3. Non-Competition.

(a) Employee acknowledges and agrees that the business of Verso Paper and its customers is worldwide in scope, Verso Paper’s competitors and customers are located throughout the world, and Verso Paper’s strategic planning and Research and Development activities have application throughout the world and are for the benefit of customers and Verso Paper’s business throughout the world, and therefore, the restrictions on Employee’s competition after employment as described below apply to anywhere in the world in which Verso Paper or its subsidiaries are doing business. Employee acknowledges that any such competition within that geographical scope will irreparably injure Verso Paper. Employee acknowledges and agrees that, for that reason, the prohibitions on competition described below are reasonably tailored to protect Verso Paper.

(b) While an employee or consultant of Verso Paper, Employee agrees not to compete in any manner, either directly or indirectly and whether for compensation or otherwise, with Verso Paper or to assist any other person or entity to compete with Verso Paper in the business of coated and supercalendared paper products or the operation of coated and supercalendared paper mills anywhere in the world.

(c) After the termination of Employee’s employment with Verso Paper for any reason, Employee agrees that for a period of twelve (12) months (the “Non-Compete Period”) following such termination Employee will not compete with Verso Paper anywhere in the world in which Verso Paper or its subsidiaries are doing business:

(i) by producing, developing, selling or marketing, or assisting others to produce, develop, sell or market in the business of coated and supercalendared paper products or the operation of coated and supercalendared paper mills;

(ii) by engaging in any sales, marketing, Research and Development or managerial duties (including, without limitation, financial, human resources, strategic planning, or operation duties) for, whether as an employee, consultant, or otherwise, any entity which produces, develops, sells or markets in the business of coated and supercalendared paper products or the operation of coated and supercalendared paper mills;

(iii) by owning, managing, operating, controlling or consulting for any entity which produces, develops, sells or markets in the business of coated and supercalendared paper products or the operation of coated and supercalendared paper mills, provided that this Section 3(c)(iii) shall not prohibit Employee from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation that is publicly traded, so long as Employee has no active participation in the business of such corporation; or

(iv) by soliciting the business of any actual or active prospective customers, or targeted national accounts of Verso Paper for any product, process or service which is competitive with the products, processes, or services of Verso Paper, namely any products, processes or services of the business of coated and supercalendared paper products or the operation of coated and supercalendared paper mills, whether existing or contemplated for the future, on which Employee has worked, or concerning which Employee has in any manner acquired knowledge or Protected Information about, during the twenty four (24) months preceding termination of Employee’s employment.

It shall not be a violation of this provision for Employee to accept employment with a non-competitive division or business unit of a multi-divisional company some of whose divisions or business units are competitors of Verso Paper, so long as Employee does not engage in, oversee, provide input or information regarding, or participate in any manner in the activities described in this paragraph as they relate to the division or business unit which is a competitor of Verso Paper. Employee shall not assist others in engaging in activities which Employee is not permitted to take.

4. Non-Solicitation/Non-Hire. During the term of Employee’s employment at Verso Paper and for twelve (12) months following the termination, for any reason, of employment, Employee agrees that Employee will not, either on Employee’s own behalf or on behalf of any other person or entity, directly or indirectly, hire, solicit, retain or encourage to leave the employ of Verso Paper (or assist any other person or entity in hiring, soliciting, retaining or encouraging) any person who is then or was within six (6) months of the date of such hiring an employee of Verso Paper.

5. Tolling Period of Restrictions. Employee agrees that the periods of non-competition and non-solicitation/non-hire set forth in Sections 3 and 4, respectively, shall be extended by the period of violation if Employee is found to be in violation of those provisions.

6. Post-Termination Payments and Benefits. Upon the termination of Employee’s employment with Verso Paper for any reason, in consideration of Employee’s compliance with all his obligations under this Agreement (including, without limitation, his obligations under Sections 2, 3(c) and 4), and provided that Employee complies with all such obligations, Verso Paper shall provide post-termination payments and benefits to Employee as follows:

(a) During the Non-Compete Period, if Employee is unable, despite diligent search, to obtain employment consistent with Employee’s experience and education, Employee shall so notify Verso Paper in writing, describing in reasonable detail the efforts Employee has made to secure such employment that does not conflict with Employee’s non-compete obligations. Upon receipt and reasonable verification of the information contained in such notice, Verso Paper shall make monthly payments to Employee in an amount equal to Employee’s monthly base salary in effect in the month immediately preceding the termination of his employment, less applicable tax and other withholdings, for each month (or prorated for periods less than a month) of such unemployment during the Non-Compete Period. Before the close of each month for which Employee seeks such payment, Employee shall advise Verso Paper in writing of Employee’s efforts to obtain non-competitive employment and shall certify that although Employee diligently sought such employment, Employee was unable to obtain it.

(b) Verso Paper shall pay to Employee an amount equal to the sum of the incentive awards, if any, payable to Employee under the Verso Paper Incentive Plan (the “Incentive Plan”) for (i) the year immediately preceding the year in which termination of employment occurred, to the extent not previously paid to Employee, and (ii) the year in which such termination occurred, prorated for the period of the year in which Employee was employed by Verso Paper, in each case less applicable tax and other withholdings (collectively, the “Incentive Payment”). The determination of the Incentive Payment shall be made by Verso Paper, in its sole and absolute discretion, and, with respect to the year in which termination occurred, shall be based on (i) Employee’s monthly base salary in effect in the month immediately preceding the termination of his employment and (ii) the assumptions relative to the Incentive Plan that (A) Employee was employed by Verso Paper during the entire year and is otherwise eligible and qualified to receive the Incentive Payment, (B) Employee’s monthly base salary remained in effect and was not changed during the remainder of the year, and (C) Employee achieved all of his individual performance measures, if any, during the year. Verso Paper shall make the Incentive Payment to Employee at the same time that it makes other incentive payments under the Incentive Plan to the employees of Verso Paper.

(c) Verso Paper shall (i) continue Employee’s coverage of the employment-related benefits described in Exhibit A for up to twenty-four (24) months following Employee’s termination of employment with Verso Paper, in accordance with and subject to the terms and conditions set forth in the attached Exhibit A, and (ii) contribute on Employee’s behalf an amount equal to his Lost Retirement Benefits (as defined below) to the Verso Paper Deferred Compensation Plan. As used in this Agreement, the term “Lost Retirement Benefits” shall mean the projected value of employer contributions under the Verso Paper Retirement Savings Plan, the Verso Paper Deferred Compensation Plan, and the Verso Paper Supplemental Salaried Retirement Savings Plan (collectively, the “Plans”) that Employee would have received had he remained actively employed with Verso Paper during the twenty-four (24) months following Employee’s termination of employment with Verso Paper. The determination of the Lost Retirement Benefits shall be made by Verso Paper, in its sole and absolute discretion, and shall be based on (i) Employee’s monthly base salary in effect in the month immediately preceding the termination of his employment and (ii) the assumption that Employee’s salary deferrals during such twenty-four (24) month period are in such amounts as would produce the maximum possible matching contribution by Verso Paper under the Plans. Verso Paper shall contribute on Employee’s behalf the value of his Lost Retirement Benefits to the Verso Paper Deferred Compensation Plan in a lump sum payment as soon as reasonably practicable after the determination of the Lost Retirement Benefits is made.

7. Duty to Show Agreement to Prospective Employer. During Employee’s employment with Verso Paper and for twelve (12) months thereafter, Employee shall, prior to accepting other employment, provide a copy of this Agreement to any recruiter who assists Employee in locating employment other than with Verso Paper and to any prospective employer with which Employee discusses potential employment.

8. Representations, Warranties and Acknowledgements. In addition to the representations, warranties and obligations set forth throughout this Agreement, Employee acknowledges that (a) Protected Information is commercially and competitively valuable to Verso Paper and critical to its success; (b) the Unauthorized use or disclosure of Protected Information or the violation of the covenants set forth in Sections 2, 3, or 4 would cause irreparable harm to Verso Paper; (c) by this Agreement, Verso Paper is taking reasonable steps to protect its legitimate interests in its Protected Information; (d) Employee has developed, or will develop legally unique relationships with customers of Verso Paper; and (e) nothing herein shall prohibit Verso Paper from pursuing any remedies whether in law or equity, available to Verso Paper for breach or threatened breach of this Agreement. Employee further acknowledges and agrees that as a senior executive of Verso Paper Employee performs unique and valuable services to Verso Paper of an intellectual character and that Employee’s services will be difficult for Verso Paper to replace. Employee further acknowledges and agrees that Verso Paper is providing Employee with significant consideration in this Agreement for entering into the Agreement and that Verso Paper’s remedies for any breach of this Agreement are in addition to and not in place of any other remedies Verso Paper may have at law or equity or under any other agreements.

9. Section 409A of the Code. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that Verso Paper determines that any amounts payable hereunder will be immediately taxable to Employee under Section 409A, Verso Paper and Employee shall cooperate in good faith to (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less favorable accounting or tax consequences for Verso Paper and/or (b) take such other actions as mutually determined to be necessary or appropriate to exempt any amounts payable hereunder from

Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. In addition, and notwithstanding any provision of this Agreement to the contrary, to the extent subject to Section 409A, payment to a “specified employee” as defined in Section 409A(2)(B)(i) shall not be made before the date which is six (6) months after the date of termination of employment.

10. General.

(a) Employee acknowledges and agrees that the parties have attempted to limit Employee’s right to compete only to the extent necessary to protect Verso Paper from unfair competition and protect the legitimate interests of Verso Paper. If any provision or clause of this Agreement or portion thereof shall be held by any court of competent jurisdiction to be illegal, void or unenforceable in such jurisdiction, the remainder of such provisions shall not thereby be affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties and Employee agrees, that if any court construes any provision or clause of this Agreement or any portion thereof to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area or matter of such provision and in its reduced form, such provision shall then be enforceable and shall be enforced.

(b) Employee acknowledges that neither this Agreement nor any provision hereof can be modified, abrogated or waived except in a written document signed by the Vice President of Human Resource or the President and Chief Executive Officer of Verso Paper, or in the event of the absence of either of these executives or the vacancy of either of these positions, such other officer of Verso Paper as Verso Paper’s Board of Directors shall designate in writing.

(c) This Agreement shall be governed by and in accordance with the laws and public policies of the State of Delaware.

(d) Employee hereby consents to the jurisdiction of and agrees that any claim arising out of or relating to this Agreement may be brought in the courts of the State of Delaware.

(e) This Agreement and any rights thereunder may be assigned by Verso Paper and if so assigned shall operate to protect the Protected Information and relationships of Verso Paper as well as such information and relationships of the assignee.

(f) Should either party to this Agreement breach any of the terms of this Agreement, that party shall pay to the non-defaulting party all of the non-defaulting party’s costs and expenses, including attorney’s and experts’ fees in enforcing the provisions of the Agreement as to which a breach is found.

(g) Employee agrees that Verso Paper’s determination not to enforce this or similar agreements as to specific violations shall not operate as a waiver or release of Employee’s obligations under this Agreement.

(h) Employee understands that Employee owes fiduciary and common law duties to Verso Paper in addition to the covenants set forth above prohibiting the misuse or disclosure of trade secrets or confidential information and the unlawful interference with Verso Paper’s business and customer relationships.

(i) Employee acknowledges and agrees that Verso Paper has advised Employee that Employee may consult with an independent attorney before signing this Agreement.

(j) This Agreement sets forth the entire agreement of the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered effective as of the date first set forth above.

VERSO PAPER HOLDINGS LLC

By:	/s/ Michael A. Jackson
Michael A. Jackson
President and Chief Executive Officer

/s/ Robert P. Mundy
Robert P. Mundy

EXHIBIT A

EMPLOYMENT-RELATED BENEFITS

Benefits:

•	Coverage under Verso Paper Medical and Dental Plan for Employee and his or her eligible dependents for up to twenty-four (24) months.

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Reimbursement for (i) all costs to convert to an individual policy the basic life insurance coverage on Employee’s life only, in such amount as in effect at termination of employment, and (ii) the premiums necessary to continue such converted coverage for up to twenty-four (24) months. Reimbursement shall be conditioned on Employee providing Verso Paper with satisfactory evidence that the conversion costs and premiums have been incurred.

Additional Terms and Conditions:

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Verso Paper shall pay Employee an amount equal to the aggregate of any and all federal, state and local income tax imposed on Employee resulting from the benefits set forth above, as determined by Verso Paper in its sole and absolute discretion.

•	Benefit coverage/reimbursement is subject to early termination upon Employee’s re-employment with comparable benefits available, as determined by Verso Paper in its sole and absolute discretion.

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Verso Paper reserves the right to modify, revoke, suspend, terminate or change any or all of its benefit plans, programs or policies, in whole or in part, at any time and from time to time, and with or without notice, provided that any such change or modification is applicable to all similarly situated employees of Verso Paper.